Exhibit 99.5

AWARD CANCELLATION AND RELEASE AGREEMENT

This AWARD CANCELLATION AND RELEASE AGREEMENT (this “Agreement”), is entered into by and between Snap Interactive, Inc., Delaware corporation (the “Company”) and Darrell Lerner (the “Employee”), effective as of December 28, 2012 (the “Effective Date”).

1.           Cancellation of Prior Award.  Pursuant to that certain Amendment No. 2 to the Employment Agreement, by and between the Employee and the Company, dated as of December 1, 2007, the Company awarded the Employee 300,000 shares of restricted common stock on January 1, 2010 (the “Prior Award”).  The Employee hereby acknowledges and understands that no value is payable to him in connection with the Prior Award as of the Effective Date.   In exchange for the grant of the New Award (as defined in Section 2 below), the Employee agrees that the Prior Award shall be canceled and of no further effect as of the Effective Date, and neither the Company nor the Employee shall have any further rights or obligations with respect to the Prior Award on and after the Effective Date.

2.           Grant of New Award.  In exchange for the cancellation of the Prior Award and the Employee’s release of claims set forth in Section 3, the Company hereby agrees to award Employee 325,000 shares of restricted common stock pursuant to that certain Restricted Stock Award Agreement, by and between the Employee and the Company, dated as of the Effective Date, in the form attached to this Agreement as Exhibit A (the “New Award”).

3.           Release.  Effective as of the Effective Date, the Employee, for the Employee and the Employee’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit and fully and forever release and discharge the Company and its respective successors, assigns, parents, divisions, subsidiaries, and affiliates, and their present and former officers, directors, employees and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages and liabilities in connection with any rights acquired pursuant to the Prior Award (collectively, the “Releaser’s Claims”), whether now known or unknown or suspected or claimed, whether arising under common law, in equity or under statute, which the Employee or the Employee’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the Effective Date.  The Employee covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the Released Parties any action or other proceeding based on any of the Releaser’s Claims which may have arisen at any time on or prior to the Effective Date.

4.           Parties Bound; Entire Agreement.  The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.  This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitutes the sole and only agreement between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.

5.           Law Governing; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to its principles of conflict of laws.  Venue for any dispute arising out of this Agreement shall be in New York County, New York.  The Employee consents to personal jurisdiction in the state and federal courts of the State of New York.

6.           Execution.  This Agreement may be executed in two or more counterparts (including facsimile or portable document (“.pdf”) counterparts), all of which taken together shall constitute one instrument.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement as of the date set forth above.

COMPANY:

Snap Interactive, Inc.

By:	/s/ Jon D. Pedersen, Sr.
Name:	Jon D. Pedersen, Sr.
Title:	Chief Financial Officer

EMPLOYEE:

By:	/s/ Darrell Lerner
Name:	Darrell Lerner
Address:	141 Great Neck Rd., Apt. 2H
Great Neck, NY 11021

Signature Page to Award Cancellation and Release Agreement